EXHIBIT 11

                            Wireless One, Inc.
         Statement re: Computation of Ratio of Per Share Earnings

                                           Year Ended December 31,
                             --------------------------------------------------
                                  1994               1995             1996
                             --------------    --------------   ---------------
Net loss                     $  (2,261,813)    $  (7,692,474)   $  (39,670,395)

Preferred stock dividends
  and discount accretion                 -          (786,389)                -
                             -------------     -------------    --------------
Net loss applicable to
  common stock                  (2,261,813)       (8,478,863)      (39,670,395)
                             =============     =============    ==============
  Weighted average common
    shares outstanding           1,863,512         4,187,736        14,961,934
                             =============     =============    ==============
Net loss per common share            (1.21)            (2.02)            (2.65)
                             =============     =============    ==============

The above earnings per share (EPS) calculations are submitted in accordance with APB Opinion No.15.

An EPS Calculation in accordance with Regulation S-K item 601 (b)(11) is not shown above because it produces an antidilutive result.

The following information is disclosed for purposes of calculating the antidilutive EPS.

  Weighted average common
    shares outstanding           1,863,512         4,187,736        14,961,934

  Shares issuable upon
    exercise of options
    and warrants                   248,917           306,815           507,407
                             -------------     -------------    --------------
  Weighted average shares
    outstanding                  2,112,429         4,494,551        15,469,341
                             =============     =============    ==============
  Net loss per common share          (1.07)            (1.71)            (2.56)
                             =============     =============    ==============